The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated April 25, 2018.

PRELIMINARY PRICING SUPPLEMENT No. U2935
Filed Pursuant to Rule 424(b)(2)
Registration Statement No 333-218604-02
Dated April 25, 2018

Credit Suisse AG $• Trigger Absolute Return Autocallable Notes

Linked to the Common Stock of Deere & Company due on or about April 30, 2020

Investment Description

Trigger Absolute Return Autocallable Notes (the “Notes”) are senior unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the common stock of Deere & Company (the “Underlying”). If the closing level of the Underlying is equal to or greater than the Initial Underlying Level on any Observation Date, Credit Suisse will automatically call the Notes on the immediately following Call Settlement Date and pay you a cash payment per Note equal to the principal amount plus the applicable Call Return (the “Call Price”) and no further amounts will be owed to you under the Notes. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate. If the Notes are not called prior to maturity and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes plus a return equal to the absolute value of the percentage decline in the level of the Underlying from the Initial Underlying Level to the Final Underlying Level (the “Contingent Absolute Return”). If the Notes are not called prior to maturity and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying. In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You will lose some or all of your investment if the Notes are not called and the Final Underlying Level is less than the Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal and Contingent Absolute Return applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features
☐ Automatically Callable — If on any Observation Date the closing level of the Underlying is equal to or greater than the Initial Underlying Level, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the Underlying at maturity.
☐ Contingent Absolute Return at Maturity — If the Notes have not been called and the Final Underlying Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you the full principal amount of your Notes at maturity plus a return equal to the Contingent Absolute Return. If the Final Underlying Level is less than the Downside Threshold, the Contingent Absolute Return will not apply and Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Key Dates*
Strike Date	April 24, 2018
Trade Date*	April 26, 2018
Settlement Date*	April 30, 2018
Observation Dates**	Quarterly (see page 4)
Final Valuation Date**	April 27, 2020
Maturity Date**	April 30, 2020
* Expected. See page 4 for additional details.
** Subject to postponement as set forth in the accompanying product supplement under “Description of the Notes—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Notes and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These preliminary terms relate to Notes linked to the common stock of Deere & Company. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Ticker	Call Return Rate***	Initial Underlying Level	Downside Threshold	CUSIP	ISIN
Common stock of Deere & Company	DE UN <Equity>	12.80% per annum	$138.11	$96.67 (Approximately 70% of the Initial Underlying Level)	22549M384	US22549M3842

*** If the Notes are called, your Call Return will vary depending on which potential Call Settlement Date the Notes are called.

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date will be between $9.65 and $9.85 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Deere & Company	$•	$10	$•	$0.15	$•	$9.85

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.15 per $10 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

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Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I−A dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006315/dp77780_424b2-ia.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the Underlying.

♦   You believe the closing level of the Underlying will be equal to or greater than the Initial Underlying Level on one of the Observation Dates.

♦   You understand and accept that you will not participate in any appreciation in the level of the Underlying, which may be significant, and that your potential return is limited to the applicable Call Return, if any, or, if the Notes have not been called, to the Contingent Absolute Return (as limited by the Downside Threshold).

♦   You are willing to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦   You are willing to forgo any dividends paid on the Underlying.

♦   You do not seek current income from your investment.

♦   You are willing to invest in securities that are subject to potential Automatic Call and are otherwise willing to hold such securities to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlying.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Underlying.

♦   You believe that the Underlying will close below the Initial Underlying Level on the Observation Dates or you believe the Final Underlying Level will be less than the Downside Threshold.

♦   You seek an investment that participates in the full appreciation in the level of the Underlying, and whose return is not limited to the Call Return Rate listed on the cover hereof.

♦   You are unwilling to invest in the Notes based on the Call Return Rate indicated on the cover hereof.

♦   You seek current income from your investment.

♦   You prefer to receive the dividends paid on the Underlying.

♦   You are unable or unwilling to hold securities that are subject to potential Automatic Call or are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlying.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlying, see “The Underlying” in this pricing supplement.

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Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term(1)	Approximately 2 years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Reference Share Issuer:	The issuer of the Underlying
Underlying	Common stock of Deere & Company
Automatic Call Feature	If on any Observation Date the closing level of the Underlying is equal to or greater than the Initial Underlying Level, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes.
Call Settlement Date	Three business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 12.80% per annum (the “Call Return Rate”).
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.
The table below reflects the Call Return Rate of 12.80% per annum. These numbers have been rounded for ease of analysis.
Observation Dates(1)	Call Settlement Dates(2)	Call Return	Call Price (per Note)
July 26, 2018	July 31, 2018	3.20%	$10.32
October 26, 2018	October 31, 2018	6.40%	$10.64
January 28, 2019	January 31, 2019	9.60%	$10.96
April 26, 2019	May 1, 2019	12.80%	$11.28
July 26, 2019	July 31, 2019	16%	$11.60
October 28, 2019	October 31, 2019	19.20%	$11.92
January 27, 2020	January 30, 2020	22.40%	$12.24
April 27, 2020	April 30, 2020	25.60%	$12.56
Payment at Maturity (per Note)

If the Notes are not called and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to:

$10 + ($10 × Contingent Absolute Return)

If the Notes are not called and the Final Underlying Level is less than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return, for an amount equal to:

$10 + ($10 × Underlying Return)

You will lose some or all of your principal amount if the Notes are not called and the Final Underlying Level is less than the Downside Threshold.

(1)  Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)  If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

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Key Terms

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Contingent Absolute Return	The absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the Contingent Absolute Return will equal 5%.
Downside Threshold	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement.
Initial Underlying Level	The closing level of the Underlying on the Strike Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The closing level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on or about July 26, 2018; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, April 27, 2020, will be the “Final Valuation Date.”

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Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

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Investment Timeline

Strike Date	The Call Price is set, the Initial Underlying Level is observed and the Downside Threshold is determined.

Quarterly, (including the Final Valuation Date)	The Notes will be called if on any Observation Date the closing level of the Underlying is equal to or greater than the Initial Underlying Level. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to the Call Price for the applicable Call Settlement Date, which is $10 plus the applicable Call Return.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to:

$10 + ($10 × Contingent Absolute Return) per Note

If the Notes have not been called and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying, for an amount equal to:

$10 + ($10 × Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

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Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlying. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, you may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the Underlying and will incur a loss proportionate to the Underlying Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level will be less than the Downside Threshold, and in such event, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Your potential return on the Notes is limited — If called, the return potential of the Notes is limited to the applicable Call Return regardless of the appreciation of the Underlying. In addition, because the Call Return increases the longer the Notes have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Note is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Notes due to market conditions at the time of the automatic call. If the Notes are not called, your potential gain on the Notes from the Contingent Absolute Return will be limited by the Downside Threshold. Because your ability to receive a return on the Notes equal to the Contingent Absolute Return is available only if the Notes are not called and if the Final Underlying Level is equal to or greater than the Downside Threshold, you will not benefit from any further depreciation of the Final Underlying Level below the Downside Threshold and in that case will not receive a Contingent Absolute Return and will lose some or all of your investment in an amount proportional to the Underlying Return. Generally, the longer the Notes are outstanding, the less likely it is that they will be automatically called due to the decline in the level of the Underlying and the shorter time remaining for the level of the Underlying to recover.

♦	No interest payments — The Notes do not pay interest. You may not receive any return on your investment, or you may lose some or all of your investment at maturity depending on the performance of the Underlying.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could close below the Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Call Return Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a higher Call Return Rate or lower Downside Threshold) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Call Return Rate may indicate a greater risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying a return equal to the Call Return or Contingent Absolute Return. The volatility of the Underlying can change

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significantly over the term of the Notes. The level of the Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose some or all of your principal at maturity.

♦	No affiliation with the Reference Share Issuer — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

♦	Single stock risk — The Notes are linked to the equity securities of a single Underlying. The level of the Underlying can rise or fall sharply due to factors specific to the Underlying and the Reference Share Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Reference Share Issuer with the SEC.

♦	Hedging and trading activity — We, the dealer, or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlying. We, the dealer, or any of our or their respective affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current

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estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Level being equal to or greater than the Downside Threshold. Because the Downside Threshold is observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Downside Threshold at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

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♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in "The estimated value of the Notes on the Trade Date may be less than the Price to Public." Therefore, in addition to the level of the Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Notes;

o	the dividend rate on the Underlying;

o	the Automatic Call feature;

o	interest and yield rates in the market generally;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally and which may affect the level of the Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights in the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying and therefore, the value of the Notes.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a Reference Share Issuer” in the accompanying product supplement.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively..

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Hypothetical Examples of How the Notes Might Perform

The examples below illustrate the payment upon Automatic Call or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Two years
Hypothetical Call Return Rate:	12.80% per annum
Observation Dates:	Quarterly
Hypothetical Initial Underlying Level:	$138
Hypothetical Downside Threshold:	$96.60 (70% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	$150 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $0.32 on Call Settlement Date.

	Total Payment (per $10 Note)	$10.32 (3.20% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Underlying Level on the first Observation Date, the Notes are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $10.32 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 3.20% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are Called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First through Seventh Observation Dates	Various (all below Initial Underlying Level)	Notes NOT called
Final Valuation Date	$160 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $2.56 on Maturity Date.

	Total Payment (per $10 Note)	$12.56 (25.60% total return)

Because the closing level of the Underlying is less than the Initial Underlying Level on each Observation Date, prior to the Final Valuation Date, the Notes are not called prior to the Final Valuation Date. Because the Final Underlying Level is equal to or greater than the Initial Underlying Level, the Notes are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $12.56 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 25.60% total return on the Notes.

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Example 3 — Notes are NOT called and the Final Underlying Level is at or above the Downside Threshold on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First through Seventh Observation Dates	Various (all below Initial Underlying Level)	Notes NOT called
Final Valuation Date	$124.2 (below Initial Underlying Level; at or above Downside Threshold)	Notes NOT called; Issuer pays more than the principal amount, resulting in a gain proportionate to the absolute value of the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

	Total Payment (per $10 Note)	$11 (10% total return)

Because the closing level of the Underlying is less than the Initial Underlying Level on each Observation Date, the Notes are not called. Because the Final Underlying Level is equal to or greater than the Downside Threshold, at maturity, Credit Suisse will pay you a total of $11 per $10 principal amount, a 10% total return on the Notes.

The Underlying Return will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

= −0.10

The Payment at Maturity = $10 + ($10 × Contingent Absolute Return)

= $10 + ($10 × |Underlying Return|)

= $10 + ($10 × |–0.10|) = $11

You will have received a total of $11 per $10 principal amount, a 10% total return on the Notes.

Example 4 — Notes are NOT called and the Final Underlying Level is less than the Downside Threshold

Date	Closing Level	Payment (per Note)
First through Fifth Observation Dates	Various (all below Initial Underlying Level)	Notes NOT called
Final Valuation Date	$55.20 (below Initial Underlying Level and Downside Threshold)	Notes NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Underlying from the Initial Underlying Level to the Final Underlying Level.

	Total Payment (per $10 Note)	$4 (60% loss)

Because the closing level of the Underlying is less than the Initial Underlying Level on each Observation Date, the Notes are not called. Because the Final Underlying Level is less than the Downside Threshold, at maturity, Credit Suisse will pay you a total of $4 per $10 principal amount, calculated as follows:

The Underlying Return will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

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= −0.60

The Payment at Maturity = $10 + ($10 × Underlying Return)

= $10 + ($10 × (–0.60)) = $4

You will have received a total of $4 per $10 principal amount, a 60% total loss on the Notes.

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Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 70% of the Initial Underlying Level and that the Notes are not automatically called. It illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying. If the Notes are not called and the Final Underlying Level is equal to or greater than the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to the principal amount plus a return equal to the product of the principal amount multiplied by the Contingent Absolute Return. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return	Payment at Maturity
−1%	1%	$10.10
−10%	10%	$11
−20%	20%	$12
−30%	30%	$13
−31%	−31%	$6.90
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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The Underlying

Companies with securities registered under the Notes Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

According to its publicly available filings with the SEC, Deere & Company is a manufacturer and distributor of agriculture and turf equipment and related services. The common stock of Deere & Company is listed on the New York Stock Exchange. Deere & Company’s SEC file number is 001-04121 and can be accessed through www.sec.gov.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, as reported by Bloomberg and the following graph sets forth the historical performance of the Underlying, based on the closing levels of the Underlying from January 2, 2008 through April 24, 2018. The closing level of Deere & Company on April 24, 2018 was $138.11. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on Deere & Company, see “The Underlying” herein.

Deere & Company
Quarter Begin	Quarter End	Quarterly Low ($)	Quarterly High ($)	Quarterly Close ($)
1/1/2008	3/31/2008	76.40	94.69	80.44
4/1/2008	6/30/2008	71.38	93.35	72.13
7/1/2008	9/30/2008	47.76	73.47	49.50
10/1/2008	12/31/2008	28.77	46.30	38.32
1/1/2009	3/31/2009	24.83	45.99	32.87
4/1/2009	6/30/2009	34.26	47.05	39.95
7/1/2009	9/30/2009	35.31	46.31	42.92
10/1/2009	12/31/2009	41.13	56.59	54.09
1/1/2010	3/31/2010	48.96	61.96	59.46
4/1/2010	6/30/2010	54.78	62.21	55.68
7/1/2010	9/30/2010	54.50	73.61	69.78
10/1/2010	12/31/2010	68.57	84.46	83.05
1/1/2011	3/8/2011	83.02	96.89	96.89
4/1/2011	6/30/2011	78.53	99.24	82.45
7/1/2011	9/30/2011	64.57	86.44	64.57
10/1/2011	12/31/2011	61.72	79.25	77.35
1/1/2012	3/31/2012	79.21	89.05	80.90
4/1/2012	6/30/2012	70.59	83.43	80.87
7/1/2012	9/30/2012	73.73	82.95	82.49
10/1/2012	12/31/2012	81.19	86.87	86.42
1/1/2013	3/8/2013	85.55	95.05	85.98
4/1/2013	6/30/2013	81.00	93.77	81.25
7/1/2013	9/30/2013	80.90	85.10	81.39
10/1/2013	12/31/2013	81.50	91.33	91.33
1/1/2014	3/8/2011	84.05	90.80	90.80
4/1/2014	6/30/2011	89.95	94.53	90.55
7/1/2014	9/30/2011	81.95	91.38	81.99
10/1/2011	12/31/2011	80.01	90.85	88.47
1/1/2015	3/31/2012	84.58	92.75	87.69
4/1/2015	6/30/2012	87.51	97.05	97.05
7/1/2015	9/30/2012	73.62	97.33	74.00
10/1/2015	12/31/2012	72.89	80.91	76.27
1/1/2016	3/31/2016	71.78	85.68	76.99
4/1/2016	6/30/2016	75.75	87.48	81.04
7/1/2016	9/30/2016	76.94	88.09	85.35
10/1/2016	12/31/2016	84.70	103.92	103.04
1/1/2017	3/31/2017	104.05	111.22	108.86

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4/1/2017	6/30/2017	107.54	127.90	123.59
7/1/2017	9/30/2017	115.44	132.41	125.59
10/1/2017	12/31/2017	127.29	158.75	156.51
1/1/2018	3/31/2018	148.00	171.49	155.32
4/1/2018	4/24/2018	138.11	153.04	138.11

* As of the date of this pricing supplement available information for the second calendar quarter of 2018 includes data for the period from April 1, 2018 through April 24, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2018.

Common Stock of Deere & Company Daily Closing Levels January 2, 2008 to April 24, 2018

* The solid red line in the graph indicates the Downside Threshold Level

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Notes or instruments that are similar to the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, a Note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the Notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Note. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the Trade Date for the Notes and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

If withholding tax applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.

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You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.15 per $10 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Notes Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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